Exhibit (a)(4)

MAN ETF SERIES TRUST

TRUST INSTRUMENT

SCHEDULE A

Man Active High Yield ETF

Man Active Income ETF

Man Active Emerging Markets Alternative ETF

Man Active Trend Enhanced ETF

Man Active Global Infrastructure ETF

DATED: September 10, 2026